EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report entitled “Evaluation Summary Lynden Energy Corp. Interests Proved and Probable Reserves Spraberry & Sugg Ranch Fields, Various Counties, Texas As of June 30, 2015,” dated September 18, 2015, and data extracted therefrom (and all references to our firm) included in or made a part of Lynden Energy Corp.’s Annual Report on Form 10-K for the year ended June 30, 2015 and to the incorporation by reference of said report in the Registration Statement of Lynden Energy Corp. on Form S-8 (File No. 333-204366).

/s/ Cawley, Gillespie & Associates, Inc.

Cawley, Gillespie & Associates, Inc.

Texas Registered Firm F–639

September 28, 2015